UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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MISCOR GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders
Proxy Statement
Information About the Annual Meeting and Voting
Proposal 1: Election of Directors
The Board of Directors recommends that shareholders vote FOR Michael D. Topa and Michael P. Moore
Corporate Governance
Executive Officers
Ownership of MISCOR Stock
Executive Compensation
Outstanding Equity Awards at Fiscal Year End 2010
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Transactions with Certain Related Persons
Board of Directors Report on Audit Matters
Independent Registered Public Accounting Firm
Other Business
Incorporation by Reference

800 Nave Road, SE
Massillon, Ohio 44646
330-830-3500

Notice of Annual Meeting of
Shareholders

To Be Held on May 11, 2011
Dear Fellow Shareholder:
          It is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of MISCOR Group, Ltd. (“MISCOR”), on Wednesday, May 11, 2011 at 11:00 a.m., Eastern Time, at the offices of MISCOR, 800 Nave Road, SE, Massillon, Ohio. Registration will begin at 9:00 a.m. The purposes of the meeting are —
•	Election of Directors. To elect two members of our Board of Directors to serve three-year terms expiring in 2014; and

•	Other Business. To vote on any other business that may properly come before the meeting or any adjournment of the meeting.
          You may vote at the meeting if you are a shareholder of record at the close of business on March 24, 2011. Please read the accompanying proxy statement carefully so that you will have information about the business to be presented at the meeting. A proxy card and a copy of our 2010 Annual Report to Shareholders, which includes our financial statements, also accompany this notice.
          Your vote is important. Whether or not you plan to attend the meeting, please vote your shares by mail, telephone or Internet. The enclosed proxy card contains instructions on how to cast your vote. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting if you desire.
          Thank you for your support of MISCOR Group, Ltd. I look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors
Michael P. Moore
Chief Executive Officer and President
Massillon, Ohio
April 22, 2011
Important Notice Regarding Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on May 11, 2011: A full set of proxy materials is enclosed with this Notice. In addition, our proxy statement and 2010 Annual Report to Shareholders are available at http://www.proxyvote.com.

800 Nave Road, SE
Massillon, Ohio 44646
330-830-3500

Proxy Statement

for the
Annual Meeting of Shareholders
To Be Held on May 11, 2011
          We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of MISCOR Group, Ltd., an Indiana corporation (“MISCOR,” “we,” “us,” or “our”), to be used at our 2011 Annual Meeting of Shareholders and at any adjournments of the meeting. The meeting is scheduled to be held as follows:
Wednesday, May 11, 2011
11:00 a.m., Eastern Time
800 Nave Road, SE
Massillon, Ohio 44646
          We are first sending this proxy statement and the accompanying form of proxy to shareholders on or about April 22, 2011. This proxy statement and our 2010 Annual Report to Shareholders are also available at http://www.proxyvote.com.
Information About the Annual Meeting and Voting
What proposals will shareholders vote on at the meeting?
          At the meeting, our shareholders will consider and vote on the following matters:
•	Election of Directors. The election of two members of our Board of Directors to serve three-year terms expiring in 2014; and

•	Other Business. Any other business that may properly come before the meeting or any adjournment of the meeting.
Who is entitled to vote?
          Only shareholders of record as of March 24, 2011 (the “Record Date”) may vote at the meeting. According to Registrar and Transfer Company, our transfer agent, on the Record Date there were 11,785,826 shares of common stock issued and outstanding. On any matter submitted to the shareholders for a vote, each holder of our common stock is entitled to one vote for each share recorded in his/her name on our books as of the Record Date.
What happens if additional matters are presented at the meeting?
          Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the individuals named as proxies on the proxy will have the discretion to vote your shares on any other matters properly presented for a vote at the meeting in accordance with our By-Laws and Indiana law.
How does the Board of Directors recommend I vote?
          Our Board of Directors recommends that you vote FOR the director nominees.
What are broker non-votes?
          Generally, broker non-votes occur when shares held for a beneficial owner in “street name” (that is, by a broker, bank or other nominee, which we refer to as your “broker”) are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters (but not the election of directors), without instructions from the beneficial owner of those shares.
What vote is required?
          The director nominees receiving the two highest numbers of affirmative votes will be elected. Votes may be cast in favor of or withheld with respect to each nominee. Abstentions, broker non-votes and votes that are withheld will not be included in the vote count and will have no effect on the outcome of the vote.
How do I vote my shares?
          You may vote your shares using one of the following methods:
•	via the Internet at the web site shown on the proxy card;

•	by telephone using the toll-free number shown on the proxy card;

•	by completing the proxy card and returning it in the enclosed postage-paid envelope; or

•	by attending the meeting and voting in person.
          We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Time, on May 10, 2011. Internet and telephone voting are available 24 hours a day. If you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions via the Internet, by telephone or by mail will not affect your right to attend the meeting and vote in person.
          If you vote via the Internet or by telephone, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.
          If you submit a proxy and provide voting instructions, the proxy will be voted as specified. If you submit a proxy but do not provide voting instructions, your shares will be voted FOR the election of the director nominees, and otherwise in accordance with the judgment of the individuals named as proxies on the proxy on any other matter properly presented for a vote at the meeting in accordance with our By-Laws and Indiana law.
May I revoke or change my vote after I have submitted my proxy?
          You may change or revoke your vote at any time before it is counted at the meeting by:
•	notifying our Secretary in writing at 800 Nave Rd., SE, Massillon, Ohio 44646, that you wish to revoke your proxy;

•	submitting a later dated proxy by Internet or telephone (before 11:59 p.m. Eastern Time on May 10, 2011) or by mail; or

•	attending the meeting and voting in person.
          Attending the meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above to revoke your proxy. If you hold your shares in “street name,” you must contact your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.
How do I vote my shares if they are held in “street name”?
          If you hold your shares in “street name,” you should receive a proxy or telephonic or electronic instructions from your broker asking you how you wish to vote your shares. If you do not, you may contact your broker and obtain a proxy from them.
          If you do not instruct your broker how to vote your shares, they may vote the shares only if the proposal is a matter on which they have discretion, such as ratification of auditors (but not the election of directors).
May I vote my shares in person at the meeting?
          If you are a shareholder of record, you may attend the meeting and vote in person. If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to contact your broker, obtain a proxy from them and bring it to the meeting.
What if I submit my proxy but do not provide voting instructions?
          If you submit a proxy and provide voting instructions, the proxy will be voted as specified. If you submit a proxy but do not provide voting instructions, your shares will be voted FOR the election of the director nominees, and otherwise in accordance with the judgment of the individuals named as proxies on the proxy on any other matter properly presented for a vote at the meeting in accordance with our By-Laws and Indiana law.
What if I abstain from voting?
          Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote at the meeting, an abstention has no effect on the election of directors.
How many shares must be represented at the meeting to constitute a “quorum”?
          A majority of the outstanding shares must be present at the meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the meeting to be held. If you properly submit your proxy, you will be counted as being present, even if you abstain from voting. We will also count broker non-votes as being present for purposes of determining a quorum.
Where can I find voting results of the meeting?
          We expect to announce at the meeting preliminary voting results of matters submitted to a shareholder vote. If preliminary results are not available by the conclusion of the meeting, then within four business days of the meeting we will publish preliminary results, or final results if available, in a Current Report on Form 8-K. If final results are not available within four business days of the meeting, we will amend the Form 8-K to publish final results within four days of the results becoming available.
How do I obtain additional information about MISCOR?
          With this proxy statement, we are sending you our 2010 Annual Report to Shareholders, which includes our financial statements for the fiscal year ended December 31, 2010. If you did not receive our Annual Report, we will send it to you without charge. This proxy statement and our 2010 Annual Report to Shareholders are also available on the web at http://www.proxyvote.com. The Annual Report includes a list of important documents that we have filed as exhibits with the Securities and Exchange Commission (the “SEC”), but does not include copies of the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Please send your written request by facsimile to our Secretary at (330) 830-3529 or by mail to:
MISCOR Group, Ltd.
800 Nave Road, SE
Massillon, Ohio 44646
Attn: Secretary
     In addition, you may obtain our public filings without charge from the SEC’s web site at http://www.sec.gov.
Proposal 1: Election of Directors
          Our Board of Directors currently consists of three members but will be increased to four if both nominees are elected. The directors are divided into three classes. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually. The number of directors is set from time to time by resolution adopted by a majority of the Board. One of our principal shareholders, through Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”), has the right to appoint members to our Board of Directors as follows:
•	if Tontine or its affiliates hold at least 10% of our outstanding common stock, Tontine has the right to appoint one member; and

•	if Tontine or its affiliates hold at least 20% of our outstanding common stock, Tontine has the right to appoint (i) one member if the Board consists of five or fewer directors, and (ii) two members if the Board consists of six or more directors.
          We also agreed that, for as long as Tontine has the right to appoint directors, the number of directors on our Board will not exceed seven. Our Board currently consists of three directors.
          The nominees for director this year are Michael D. Topa, who is a current director, and Michael P. Moore, who is our President and Chief Executive Officer. If the shareholders elect Messrs. Topa and Moore at the meeting, their terms will expire in 2014. Neither nominee is related to any other director or named executive officer of MISCOR by blood, marriage or adoption. The Board of Directors did not select Messrs. Topa or Moore pursuant to any arrangements or understandings between Messrs. Topa or Moore and any other person.
          Messrs. Topa and Moore will be elected if they receive the two highest numbers of affirmative votes. Abstentions, broker non-votes and votes that are withheld will not be included in the vote count and will have no effect on the outcome of the vote.
          If any persons are nominated other than by the Board of Directors (which we do not expect to occur), absent any specific instruction in the proxies solicited by the Board, it is intended that the individuals named as proxies on the proxy will vote to elect the Board’s nominees. If Mr. Topa or Mr. Moore is unable to serve as director, it is intended that each proxy will be voted for the election of any substitute nominee designated by the Board of Directors. To the best of our knowledge, we have no reason to believe that Mr. Topa or Mr. Moore will be unable to serve as a director.
The Board of Directors recommends that shareholders vote FOR Michael D. Topa and Michael P. Moore.
Current Directors and Director Nominees
          Presented below is information about the director nominees and the directors continuing in office. None of the current directors is related to any other director or named executive officer of MISCOR by blood, marriage or adoption. The Board of Directors did not select any current director pursuant to any arrangement or understanding between the current director and any other person.

          William J. Schmuhl, Jr. (age 67) has been a director of our company and a member of the Compensation Committee of our Board since October 2005. He is currently a member of the teaching faculty in the Mendoza College of Business at the University of Notre Dame. He also serves as Chairman of Heywood Williams USA, Inc., a manufacturer and distributor of products for the manufactured housing and recreational vehicle industries, where he has served since 1996. Mr. Schmuhl is also a director of JSJ Corporation, a manufacturer of automotive parts, furniture and specialty products, and Rieth-Riley Construction Co., Inc., a paving contractor. Mr. Schmuhl chairs the audit committees of the boards of directors of JSJ Corporation and Rieth-Riley Construction Co., Inc. Mr. Schmuhl served as a director of Heywood Williams Group, PLC, a UK-based specialty distributor, until November 2009. He is an attorney and certified public accountant.
          Mr. Schmuhl’s educational and professional background in finance and accounting have made him an invaluable resource to the Board on all financial matters. His professional work as Chief Executive Officer for over 10 years in manufacturing and distribution has also given him insight to help guide the Board on operational decisions. Mr. Schmuhl’s service on boards of directors of other companies, including other publicly-traded companies, has also been a valuable resource. For these reasons the Board has concluded that Mr. Schmuhl should continue to serve as a director of MISCOR. His term as director will expire in 2013.
          John A. Martell (age 55) is the founder of our company and has been Chairman of the Board since April 2004, and was Chief Executive Officer and President from April 2004 until February 3, 2010. Mr. Martell was Chief Executive Officer of our subsidiary Magnetech Industrial Services, Inc. from November 2001 until February 3, 2010, and President of our subsidiary HK Engine Components, LLC from February 2005 until February 3, 2010. On February 3, 2010, we sold our Construction and Engineering Services business, consisting of Ideal Consolidated, Inc., of which Mr. Martell had been President since October 2008, and Martell Electric, LLC, of which Mr. Martell had been President since December 2001, to Mr. Martell and his wife. Mr. Martell is registered as a Professional Engineer in Indiana and Michigan. His term as director will expire in 2012.
          Mr. Martell’s educational and professional background in electrical engineering make him uniquely suited to guide evaluation of technical matters before the Board. Mr. Martell’s professional experience as a board member for other companies, including other publicly-traded companies, has proved valuable to the Board in considering strategic alternatives. Mr. Martell’s educational and professional experience in business management have served as resources in personnel matters. For these reasons the Board has concluded that Mr. Martell should continue to serve as a director of MISCOR and as Chairman of the Board.
          Michael D. Topa (age 53) joined the company in May 2009 as MISCOR’s treasury consultant and was MISCOR’s interim Chief Financial Officer from June, 2009 until December 31, 2010. Mr. Topa was appointed to serve as a member of the Company’s Board of Directors on January 21, 2010. Prior to joining the company, from 2008 to 2009 Mr. Topa served as Chief Financial Officer of Attwood Mobile Products LLC, an Elkhart, Indiana-based manufacturer of doors, windows and appliances for the RV industry. From 2006 to 2008, Mr. Topa served as President of Advanced Repair Technology LLC, an advanced technology services company based in Dallas, Texas, and as Managing Director of Evans Composites, Inc., a company specializing in composite and metal component repair and overhaul also based in Dallas. During this time, Mr. Topa also served in an advisory role to Weir Bros., a privately owned excavation company. From 1998 to 2006, Mr. Topa served as President of Composite Technology, Inc., a company engaged in the component repair and overhaul of helicopter rotor blades with facilities in the US, Canada, Singapore, UK and Brazil. Mr. Topa is a certified public accountant.
          Mr. Topa’s educational and professional background in finance and accounting add depth and breadth to the Board’s ability to process and analyze financial information. Mr. Topa’s professional experience as a business manager and an entrepreneur provides a basis for his insight and guidance on issues of business strategy. Mr. Topa’s international business experience and professional network provide an additional perspective on MISCOR’s international sales. For these reasons, the Board has concluded that Mr. Topa should continue to serve as a director of MISCOR.
          Michael P. Moore (age 54) joined the company on June 18, 2010 as President and Chief Executive Officer. See “Executive Officers” for Mr. Moore’s biographical information. On March 15, 2011, the Board expanded the number of directors from 3 to 4, and elected to fill the new directorship with Michael P. Moore, subject to shareholder approval.
          Mr. Moore’s educational and professional background as an engineer and in a variety of senior manufacturing and operations positions have already helped the company begin to turn its economic performance around, and will add depth and breadth to the Board’s technical and operational expertise. For these reasons, the Board has concluded that Mr. Moore should serve as a director of MISCOR.
Corporate Governance
          We are committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures to ensure compliance with rapidly changing laws, rules and regulations that govern our business.
Director Independence
          Our Board of Directors considers the independence of each of the directors under the listing standards of The NASDAQ Stock Market. Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between MISCOR or our subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest, including the transactions described in the section entitled “Transactions with Certain Related Persons” in this proxy statement. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Under the above standards, the Board determined that current director William J. Schmuhl, Jr. is independent, and that current director John A. Martell, our Chairman of the Board, Michael D. Topa, our current director and director nominee, and Michael P. Moore, our President and Chief Executive Officer and director nominee, are not independent.
Leadership Structure
          Our Board of Directors has considered whether the same individual should serve as both chief executive officer and chairman of the board of a public company, but has not adopted a policy regarding this issue. The Board believes that the decision as to who should serve as Chairman and CEO of MISCOR, and whether the offices should be combined or separate, is properly the responsibility of the Board, and that the Board should not be restricted in carrying out that responsibility.
          From our inception until June 18, 2010, when Michael P. Moore became our President and Chief Executive Officer and John A. Martell resigned that position while remaining Chairman of the Board, we had the same person serving in both capacities. Some of the reasons underlying the Board’s belief that that leadership structure was the most effective structure for the Company at the time included Mr. Martell’s extensive history and experience with MISCOR as its founder, his ownership of a significant percentage of our outstanding common stock, his particular skills and personality, the objectives and needs of our business, and the then-current composition, size and needs of our Board. Since June 18, 2010, we have benefited by Mr. Martell’s continued involvement as Chairman of the Board, while the addition of Michael P. Moore as President and Chief Executive Officer has provided a new leader, one with extensive experience in other businesses and industries, and different particular skills, to help MISCOR pursue its objectives and meet its needs.
          The Board has not designated one of its members as a lead independent director, although it may do so in the future.
Risk Management Functions of the Board of Directors
          As a part of its oversight function, our Board of Directors monitors how management operates MISCOR. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities we face. The Board considers risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. The Board also oversees financial, capital and insurance risks facing our business. We do not have a separate risk management committee, either as part of the Board or made up of officers and employees, because of the size of our Board and because the Board already includes our former President and Chief Executive Officer, John A. Martell, and our former interim Chief Financial Officer, Michael D. Topa. Our Board also meets regularly with counsel to review and evaluate legal and other risks we face.
Meetings of the Board of Directors
          During 2010, our Board of Directors met nineteen times and took action by written consent twice. No director attended less than 75% of the Board meetings or the meetings of any committee on which he served during 2010. The Board does not have a formal policy regarding director attendance at the 2011 Annual Meeting of Shareholders, however each director has indicated that he intends to attend the meeting. We will make all appropriate arrangements for directors who attend. All of our directors attended our 2010 Annual Meeting of Shareholders.
Committees of the Board of Directors
          Audit Committee Function. Our Board of Directors does not have a separate audit committee. Rather, the functions typically performed by an audit committee are performed by our entire Board. This arrangement allows each of our directors to participate in and contribute to these important functions, and increases their familiarity with our business and operations. The Board performs its audit committee function without a specific charter. Although the Board does not have a separate audit committee, it has designated Mr. Schmuhl as our “audit committee financial expert” as defined under SEC rules. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market which, for purposes of determining the independence of audit committee members, also incorporate the standards of the SEC included in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The other members of our Board, Messrs. Martell and Topa, and Mr. Moore, a director nominee, are not independent under these standards.
          Nominating Committee Function. Our Board of Directors does not have a separate nominating committee. Rather, our entire Board performs the functions typically performed by a nominating committee. This allows each director to be involved in the process of identifying and assessing nominees and any appropriate qualification standards. The Board performs its nominating committee function without a specific charter. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market, and the other members of our Board, Messrs. Martell and Topa, and Mr. Moore, a director nominee, are not independent under these standards.
          The Board of Directors has not set specific, minimum qualifications that nominees must meet to be nominated for election to the Board. Instead, the Board evaluates each nominee based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. The Board seeks input from individual members of the Board in identifying possible candidates, and, in its discretion, may engage one or more search firms to assist in the recruitment of director candidates. The Board will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the Board for election at our 2012 Annual Meeting of Shareholders should follow the process detailed in the section entitled “Other Business — Director Nominations by Shareholders for 2012 Meeting” in this proxy statement.
          We recognize that the strength and effectiveness of our Board of Directors reflect the balance, experience and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. While the Board has not set specific minimum qualifications or specific criteria that director candidates must meet to be nominated for election, the Board evaluates each candidate based on his or her individual merits and background, taking into account our needs and the current composition of the Board of Directors. The Board does seek to nominate individuals whose skills, educational background, business experiences and expertise, such as engineering, operational and financial expertise, complement those of our existing directors, offer industry knowledge, insight or expertise that is relevant or important to our business and its specific needs, and contribute to a well-rounded and diversified Board. The Board evaluates these and other factors as it considers each director candidate, and periodically examines the effectiveness of its director nomination criteria and process in producing candidates who can contribute to our success.

          Compensation Committee. The Board of Directors established the Compensation Committee and adopted a committee charter in October 2005. The Compensation Committee’s charter is available on our website at http://www.miscor.com. The current members of the Compensation Committee are Mr. Topa (Chairman) and Mr. Schmuhl. Mr. Schmuhl is “independent” under the listing standards of The NASDAQ Stock Market, and Mr. Topa is not. The Compensation Committee met once in 2010.
          The Compensation Committee reviews and approves our compensation goals and objectives for our Chief Executive Officer and our other executive officers. The Compensation Committee evaluates the performance of our executive officers in light of those goals and objectives, and determines and approves the appropriate level and structure of the executive officers’ compensation based on this evaluation. The Compensation Committee also makes recommendations to the full Board of Directors regarding compensation of our directors, and recommends and directs the implementation and administration of our incentive and equity-based compensation plans.
          Michael P. Moore, our Chief Executive Officer and President, evaluates the performance of each of the other executive officers annually. He confers with the Compensation Committee and makes compensation recommendations for each executive officer’s total compensation. The Compensation Committee can adopt or amend the recommendations of Mr. Moore.
          In determining and approving the salaries of our executive officers, the Compensation Committee may access and review compensation data for comparable industrial and manufacturing companies in the Midwest. In determining 2010 compensation, the Compensation Committee did not elect to review any such surveys. The Compensation Committee has the authority under its charter to retain outside consultants or advisors to assist the Committee. The Compensation Committee elected not to engage outside consultants or advisors in 2010. The Compensation Committee meets annually, or on an as needed basis, to review the compensation of all executive officers.
Communications with the Board of Directors
          Shareholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Board of Directors, may do so by writing to the attention of our Secretary, MISCOR Group, Ltd., 800 Nave Rd., SE, Massillon, Ohio 44646. Our Board of Directors has implemented a process for handling correspondence received by us and addressed to members of the Board. Under that process, our Secretary has been instructed to promptly forward to the Board copies of all communications that, in the opinion of the Secretary, deal with the functions of the Board or committees of the Board, or that he otherwise determines require their attention.
Executive Officers
          The following sets forth, as to each person who currently serves as an executive officer of MISCOR, the person’s age , current position and principal occupation during at least the past five years.
          No executive officer is related to any other executive officer, current director or nominee of MISCOR, by blood, marriage or adoption. No executive officer was selected pursuant to any arrangements or understandings between the executive officer and any other person.
          Michael P. Moore, age 54, serves as President and Chief Executive Officer of MISCOR Group, Magnetech Industrial Services and HK Engine Components. He formerly served as president of Emerald Performance Materials, a Lubrizol divestiture and leading supplier of niche chemicals to the automotive, food, textile and other industrial and consumer markets with annual revenues of approximately $400 million. Mr. Moore has extensive experience in manufacturing services and operations, having held a variety of senior positions in Lubrizol, Noveon and BF Goodrich. Mr. Moore has a Bachelor of Science in Chemical Engineering from Ohio State University, and a Masters of Business Administration from Baldwin Wallace College.

          Marc Valentin, C.P.A., age 43, joined the Company in October of 2010 as Corporate Controller, and was promoted to Chief Accounting Officer on January 4, 2011, effective January 1, 2011. Prior to joining the Company, from 2007 to 2010, Mr. Valentin served as the Vice President of Finance for Maverick Corporate Management, LLC, a Smithville, Ohio fabricator of steel products for agriculture, energy and food processing. From 2004 to 2007, he served as Senior Vice President and Chief Financial Officer of National Bancshares Corporation/First National Bank of Orrville, Ohio, a community bank. From 1996 to 2004, Mr. Valentin served as Business Unit Controller of Bekaert Corporation/Contours, Ltd., an Orrville, Ohio manufacturer of cold drawn and cold rolled wire products. Mr. Valentin is a certified public accountant licensed in the State of Ohio, and has a Bachelor of Science in Accounting from The University of Akron.
Ownership of MISCOR Stock
          The following table describes the shares of our common stock that the following persons beneficially owned as of the Record Date:
•	each of our current directors, including the nominee for election;

•	our Chief Executive Officer and each of our two most highly compensated executive officers serving at the end of 2010 (other than our Chief Executive Officer) whose total compensation during 2010 exceeded $100,000 (together as a group, the “named executive officers”);

•	all of our current directors, including the director nominee, and executive officers as a group; and

•	each other person known by us to beneficially own more than five percent of the outstanding shares of our common stock.
          Information with respect to current directors, including the director nominee, and named executive officers is based on our records and data supplied by each of the current directors and named executive officers. Information with respect to beneficial owners of more than five percent of the outstanding shares of our common stock (other than any such beneficial owner who is also a named executive officer) is based on filings those persons have made with the SEC.

Amount and Nature of Beneficial
Ownership as of the Record Date[1]
	Sole	Shared
	Voting and	Voting and			Percent
	Investment	Investment			of
Name of Beneficial Owner	Power	Power[2]	Total		Class[3]
Directors Who are Not Named Executive Officers

William J. Schmuhl, Jr. Current Director	12,000	—	12,000	[4]	*

John A. Martell Chairman of the Board	—	2,738,800	2,738,800	[5]	23.2

Michael D. Topa Current Director and Director Nominee	—	—	—		*

	Amount and Nature of Beneficial
	Ownership as of the Record Date[1]
	Sole	Shared
	Voting and	Voting and			Percent
	Investment	Investment			of
Name of Beneficial Owner	Power	Power[2]	Total		Class[3]
Executive Officers

Michael P. Moore President and Chief Executive Officer and Director Nominee	60,000	—	60,000	[6]	*

Marc Valentin Chief Accounting Officer	—	—	—		*

All Directors and Executive Officers as a group (5 persons)	72,000	2,738,800	2,810,800	[4,5,6]	23.4

Other 5% Beneficial Owners

Jeffrey L. Gendell c/o Tontine Capital Management, L.L.C 55 Railroad Avenue, 1st Floor, Greenwich, Connecticut 06830	5,833,332	—	5,833,332	[7]	49.5

*	Represents less than 1.0% of the outstanding shares of our common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. See footnote (3) below.

(1)	Includes shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

(2)	Includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	Based on, for each shareholder, 11,785,826 shares of our common stock issued and outstanding as of the record date, plus, with respect to certain beneficial owners, the number of shares issuable upon exercise of stock options described herein.

(4)	Includes 2,000 shares issuable upon exercise of options granted under our 2005 Stock Option Plan at the exercise price of $6.25 per share.

(5)	In connection with the purchase by Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”) of shares of our common stock, Mr. Martell granted to Tontine a limited irrevocable proxy to vote his shares of common stock in connection with certain matters described below under “Changes in Control.” On all other matters, Mr. Martell has sole voting power with respect to these shares. Mr. Martell has sole investment power with respect to these shares.

(6)	Includes 10,000 restricted shares with 4-year cliff vesting should Mr. Moore continue in MISCOR’s employ, and options to purchase 50,000 shares of MISCOR common stock for $0.35/share.

(7)	Includes 4,666,666 shares of common stock directly owned by Tontine Capital Partners, L.P. (“TCP”), 1,001,081 shares of common stock directly owned by Tontine Capital Overseas Master Fund, L.P. (“TMF”), and 165,585 shares of common stock directly owned by Tontine Capital Overseas Master Fund II, L.P. (“TMF-II”). Tontine Capital Management, L.L.C. (“TCM”) is the general partner of TCP, Tontine Capital Overseas GP, L.L.C. (“TCO”) is the general partner of TMF, and Tontine Asset Associates, L.L.C. (“TAA”) is the general partner of TMF-II. Mr. Gendell is the managing member of TCM, TCO and TAA and in such capacity has voting and investment control over the shares of common stock owned by TCP, TMF and TMF-II. Excludes shares of common stock held by John A. Martell respect to which Mr. Martell granted to Tontine a limited irrevocable proxy to vote such in connection with certain matters described below under “Changes in Control.”
Changes in Control
          Transactions. In separate transactions occurring on January 18, 2007 and November 30, 2007, we sold to Tontine an aggregate of 145,833,333 shares of our common stock, or 5,833,333 shares after giving effect to a 1-for-25 reverse stock split of our common stock which became effective on January 14, 2008. Before we sold shares to Tontine in the January 18, 2007 transaction, John A. Martell, then our Chief Executive Officer, President and Chairman of the Board, beneficially owned 66.9% of our outstanding common stock. Immediately after the stock sale, Mr. Martell beneficially owned 46.9% of the outstanding shares of common stock. Before we sold shares to Tontine in the November 30, 2007 transaction, Mr. Martell and Tontine beneficially owned approximately 37.9% and 33.2%, respectively, of the outstanding shares of common stock. Immediately after the stock sale to Tontine and the issuance of our common stock in connection with a business acquisition funded in part by the proceeds of such sale to Tontine, Mr. Martell and Tontine beneficially owned approximately 32.0% and 52.5% of our outstanding shares of common stock, resulting in a change in control of MISCOR.
          In connection with the stock sales described above, we and Mr. Martell granted the following rights to Tontine:
          Board Designee(s). We granted Tontine the right to appoint members to our Board of Directors as follows:
•	if Tontine or its affiliates hold at least 10% of our outstanding common stock, Tontine has the right to appoint one member; and

•	if Tontine or its affiliates hold at least 20% of our outstanding common stock, Tontine has the right to appoint (i) one member if the Board consists of five or fewer directors, and (ii) two members if the Board consists of six or more directors.
          We also agreed that, for as long as Tontine has the right to appoint directors, the number of directors on our Board will not exceed seven. Our Board currently consists of three directors plus one nominee. To date, Tontine has not exercised its right to appoint a member of our Board.
          Board Observer. In addition to Tontine’s right to appoint directors, we granted Tontine the right to have a representative attend all meetings of our Board of Directors, our subsidiaries and their respective committees, for so long as Tontine or its affiliates continue to hold at least 10% of our outstanding common stock.
          Future Offerings. We granted Tontine the right to participate in future equity offerings to allow Tontine to maintain its percentage of ownership, on a fully diluted basis, of our common stock immediately prior to any such offering.
          Future Acquisitions. We agreed to use our best efforts to ensure that any future acquisitions by Tontine of up to 50% of our outstanding common stock, on a fully diluted basis, are not subject to any anti-takeover laws and regulations or any anti-takeover provisions in our or our subsidiaries’ organizational documents.
          Martell Proxy. Mr. Martell granted Tontine a proxy to vote his shares of our common stock for the election to the Board of Directors of Tontine’s designees and to enforce Tontine’s rights with respect to future acquisitions of our common stock, each as described above.
          Registration Rights. We did not register the issuance of the shares of common stock to Tontine with the SEC under the Securities Act of 1933, in reliance on exemptions from the registration requirements of that Act. Pursuant to a registration rights agreement with Tontine, we agreed to register the shares issued to Tontine for resale with the SEC. We filed a registration statement on Form S-1 with the SEC on July 13, 2007, covering the 2,500,000 shares sold to Tontine on January 18, 2007. The SEC declared this registration statement effective on

September 2, 2008. We filed a registration statement on Form S-1 with the SEC on October 22, 2008 covering the 3,333,333 shares sold to Tontine on November 30, 2007. The SEC has not yet declared this registration statement effective.
          On February 28, 2008, various investors converted approximately $2.69 million of our subordinated convertible debentures into 316,013 shares of our common stock. As a result, Tontine’s percentage ownership of our outstanding shares was reduced to approximately 49.8%. Despite Tontine’s ownership percentage falling below 50%, we believe that Tontine retained effective control of MISCOR.
          On February 3, 2010, we sold our Construction and Engineering Services business to John A. Martell and his wife. The purchase price for the business was paid in part by a $2.75 million reduction of the amount owed under a promissory note in the original principal amount of $3.0 million issued to Mr. Martell by our subsidiary Magnetech Industrial Services, Inc. In 2005 MISCOR granted Mr. Martell the right to convert amounts due under the promissory note into MISCOR common stock at a price of $2.50 per share after giving effect to the Reverse Stock Split. In connection with the reduction of the note, the conversion option terminated. Prior to the termination, the exercise of the option by Mr. Martell would have reduced Tontine’s percentage ownership of MISCOR common stock, which may have resulted in a change of control of MISCOR.
          If in the future MISCOR offers for sale additional shares of its common stock as to which Tontine does not exercise its right to purchase its pro rata portion of the additional shares, or if holders of stock options exercise any of their options, Tontine’s percentage ownership of MISCOR common stock will be reduced, which may result in a change in control of MISCOR.
Executive Compensation
          The following table presents information for compensation awarded to, earned by or paid to the named executive officers for our fiscal years ended December 31, 2010 and 2009.
Summary Compensation Table for 2010 and 2009

						Non-Equity
Name and				Stock	Option	Incentive Plan	Other
Principal				Awards	Awards	Compensation	Compensation
Position	Year	Salary ($)		($)[1]	($)[1]	($)	($)	Total ($)
John A. Martell	2010	$98,805	[2]	—	—	—	$6,497	$105,302
Former Chief	2009	$150,000		—	—	—	$11,096 [3]	$161,096
Executive Officer and President[2]

Michael D. Topa	2010	—		—	—	—	$207,041	$207,041
Chief Financial Officer[4]

Richard A. Tamborski	2010	$14,585		—	—	—	$817	$15,402
Former Executive Vice President and Chief Operating Officer[5]	2009	$200,000		—	—	—	$10,092 [6]	$210,092

					Non-Equity
Name and			Stock	Option	Incentive Plan	Other
Principal			Awards	Awards	Compensation	Compensation
Position	Year	Salary ($)	($)[1]	($)[1]	($)	($)	Total ($)
Michael P. Moore	2010	$98,336	$100	$3,500	—	$4,873 [8]	$106,809
President and Chief Executive Officer[7]

Marc Valentin	2010	$18,173	—	—	—	—	$18,173
Chief Accounting Officer[9]

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because the stock and option awards are subject to vesting conditions, the values shown are based on the probable outcome of these conditions. We have made certain assumptions in determining the fair value of stock and option awards. We discuss these assumptions under the captions 2005 Stock Option Plan and 2005 Restricted Stock Purchase Plan in Note J to our financial statements, which are included in our annual report that accompanies this proxy statement and are deemed part of this disclosure.

(2)	On February 3, 2010, John A. Martell resigned as President and Chief Executive Officer in connection with his purchase of our CES business. See “Transactions with Certain Related Persons — Sale of Construction and Engineering Services Business to Mr. Martell” and “Executive Officers — Employment Agreements — John A. Martell.” Mr. Martell was paid through August 4, 2010.

(3)	Includes automobile allowance of $6,497 in 2010 and $9,746 in 2009, and 401(k) matching contribution of $0 in 2010 and $1,350 in 2009.

(4)	Mr. Topa served as our interim Chief Financial Officer on a contract basis during 2010.

(5)	On January 6, 2010, Richard A. Tamborski resigned from his employment with MISCOR and its subsidiaries. In conjunction with Mr. Tamborski’s resignation, the employment agreement between MISCOR and Mr. Tamborski terminated on the effective date of resignation, other than those provisions of the employment agreement that by their terms survive termination of employment. On January 10, 2010, Mr. Tamborski resigned from MISCOR’s Board of Directors.

(6)	Includes automobile allowance of $817 in 2010 and $9,746 in 2009, and 401(k) matching contribution of $0 in 2010 and $346 in 2009.

(7)	Mr. Moore became President and Chief Executive Officer on June 14, 2010.

(8)	Includes automobile allowance of $4,873 in 2010.

(9)	Mr. Valentin began as Controller on October 25, 2010, and was promoted to Chief Accounting Officer effective January 1, 2011.
Option Grants
          On May 15, 2008, Richard A. Tamborski, while employed as our Executive Vice President and Chief Operating Officer, received a grant of options under the 2005 Stock Option Plan to acquire 8,000 shares of our common stock. On May 15, 2008, the time of issuance of the stock options to Mr. Tamborski, the estimated fair value of our common stock was $10.25 per share. The fair value of our common stock was determined contemporaneously and based upon the average of the high and low selling prices of our common stock on the date of grant.
          Under the terms of the Plan, options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for termination. Mr. Tamborski had not exercised any of his stock options before his termination of employment with MISCOR on January 16, 2010. Because his termination was voluntary, the options have been deemed cancelled.
          Pursuant to his employment agreement, on June 14, 2010, Mr. Moore received options to purchase 50,000 shares of MISCOR common stock granted under the Company’s 2005 Stock Option Plan. On that date, the estimated fair value of our common stock was $0.35 per share, based on the average of the high and low selling prices of our common stock on the date of grant.
Restricted Stock Grants
          On May 15, 2008, Mr. Tamborski received an offer under our 2005 Restricted Stock Purchase Plan to purchase 4,000 shares of our common stock at a nominal price of $0.025 per share. Mr. Tamborski accepted his offer on May 16, 2008 and he was issued 4,000 shares of common stock on that date.
          Under the Plan, shares of restricted stock may be forfeited during the three-year period after purchase upon a termination of employment for any reason other than death or disability. Consequently, as a result of his termination of employment with MISCOR on January 6, 2010, Mr. Tamborski forfeited all 4,000 shares of his restricted stock.
          Pursuant to his employment agreement, on June 14, 2010, Mr. Moore received rights to purchase 10,000 shares of restricted stock for $.01 per share granted under MISCOR’S Restricted Stock Purchase Plan, which rights were effectively exercised on August 17, 2010.
Equity Compensation Plans
          2005 Stock Option Plan. Our Board of Directors adopted the 2005 Stock Option Plan in August 2005, and it was later approved by our shareholders. The Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, and non-statutory stock options to our executive employees who are materially responsible for the management and operation of our business, and to our directors.
          A total of 200,000 shares of common stock (post-Reverse Stock Split) are reserved for issuance under the Plan. This number is subject to adjustment as a result of a stock split, combination of shares, recapitalization, merger or other transaction resulting in a change in our shares. If any option expires or is otherwise terminated, unexercised shares subject to the option become available for future option grants under the Plan. Dividends on shares purchased under the Plan are payable when, and if declared by the Board of Directors.
          The Plan is administered by our Board of Directors or a committee of the board designated for that purpose. The grants described above were approved by our full Board of Directors, which has since designated the Compensation Committee of the Board to act as administrator of the Plan. The administrator has the power to determine the persons eligible to participate in the Plan and the terms of each option, including the exercise price, the number of shares subject to the option, whether the option is an incentive stock option or a non-statutory option, and the duration of the option.
          The Plan provides that no option may have a duration longer than five years, and that an outstanding option may be deemed cancelled upon, or within certain prescribed periods after, termination of employment or removal as a director, as applicable, depending on the reason for such termination or removal. In addition, after a change in control of our Company, options granted under the Plan will be immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The Plan defines a change of control as any merger or consolidation of our company the result of which is that holders of our voting capital stock hold less than 50% of the voting capital stock of the surviving entity, the sale, lease or transfer of all or substantially all of our assets, or approval by our shareholders of a plan of liquidation or dissolution of our Company.
          During 2009, options to acquire 8,000 shares of common stock were granted under the Plan. During 2010, options to acquire 66,000 shares of common stock were granted under the Plan. As of December 31, 2010, options to acquire a total of 189,000 shares have been granted to participants, of which 116,800 have been forfeited or exercised, leaving 72,200 shares available for future option grants under the Plan.
          Restricted Stock Purchase Plan. Our Board of Directors adopted the 2005 Restricted Stock Purchase Plan in August 2005, and it became effective as of September 30, 2005. The purpose of the Plan is to attract and retain directors, officers and key employees of MISCOR and instill in them a personal financial interest in causing the equity of MISCOR to grow throughout their careers. We intend on accomplishing these goals by giving eligible directors, officers and key employees the opportunity to purchase shares of MISCOR’s common stock under the Plan. We believe this provides participants in the plan with an increased incentive to work for the success of MISCOR and promotes our long term interests and those of the participants. The Compensation Committee of our Board administers the Plan.
          The Board has reserved 100,000 shares of our common stock for issuance under the Plan. If the shares of our common stock are increased, decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of MISCOR or another corporation as a result of a stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, redesignation, merger, consolidation, recapitalization, or otherwise, then the number of shares reserved under the Plan will be adjusted to reflect such action. If we repurchase shares issued under the Plan pursuant to restrictions imposed on the shares, the repurchased shares will become available for future issuance under the Plan.
          The Plan will continue indefinitely, provided that our Board may terminate the Plan at any time as it deems advisable. However, the Plan may not be terminated to affect any right or obligation created under the Plan prior to such termination, unless the affected person consents.
          Those directors, officers and key employees of MISCOR and of each of MISCOR’s subsidiaries who are designated by the Compensation Committee for participation in the Plan are eligible to be issued shares of restricted stock under the Plan. If a participant’s employment is terminated within three years after the shares are purchased for any reason other than death or disability, the participant must sell the restricted shares back to the company for the original price, which may be zero. If a participant’s employment is terminated during the three-year restriction period as a result of death or disability, or after the expiration of the restriction period for any reason, the participant must sell the restricted shares back to the company at their fair market value (which generally will be equal to an average of the closing bid and asked prices of the company’s common stock as quoted on the NASD’s OTC Bulletin Board for the five days immediately preceding the date of termination of employment). In the event of a sale of our company or our company’s liquidation, the foregoing restrictions will lapse. Any other transfer or attempted transfer of a participant’s shares except as described above will be null and void. The Plan defines a sale of our company as the sale of all of our capital stock (whether by direct sale or through a merger, share exchange or other business combination) or the sale of substantially all of our assets.
          During 2009, 1,500 shares of restricted stock were granted under the Plan. During 2010, 10,000 shares of restricted stock were granted under the Plan. As of December 31, 2010, 36,700 shares of restricted stock have been granted to participants, of which 18,700 have been forfeited and 6,000 shares have been re-purchased, leaving 88,000 shares available for future offers and issuance under the Plan.
Outstanding Equity Awards at Fiscal Year End 2010

	Option Awards				Stock Awards
Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options (#)	Options (#)	Exercise	Option	Have Not	Have Not
Name	Exercisable[1]	Unexercisable[1]	Price ($)	Expiration Date	Vested (#)[2,3]	Vested ($)[4]
William J. Schmuhl, Jr.	2,000	—	$6.25	8/3/11	—	—
Michael P. Moore	—	50,000	$0.35	6/18/15	10,000	$3,500

(1)	Represents options awarded under the 2005 Stock Option Plan by the Compensation Committee of our Board of Directors. The options may be deemed cancelled upon, or within certain prescribed periods after, termination of employment, depending on the reason for such termination. In the event of any change in control of MISCOR, options granted under the plan become immediately exercisable in full, and any option holder employed as of the date of the change of control will have 30 days after such date to exercise his or her option. The options are exercisable in 25% cumulative increments on and after the first four anniversaries of their grant date.

(2)	Represents shares issued pursuant to an accepted offer to purchase such shares at a nominal price equal to $0.025 per share under the 2005 Restricted Stock Purchase Plan. Dividends are payable on these shares when, and if declared by the Board of Directors. The transfer and forfeiture restrictions applicable to these shares lapse on the third anniversary of the date the restricted shares were initially purchased.

(3)	Under the 2005 Restricted Stock Purchase Plan, shares of restricted stock may be forfeited during the three-year period after purchase upon a termination of employment for any reason other than death or disability. Accordingly, as a result of his termination of employment with MISCOR on January 6, 2010, Mr. Tamborski forfeited all of his restricted stock.

(4)	Based on the $0.35 closing price of our common stock on December 31, 2010.
Employee Stock Purchase Plan
          Our Board of Directors adopted the Employee Stock Purchase Plan as of January 1, 2007, and it became effective on March 23, 2007. The Plan, which is tax qualified, was approved by our shareholders, and is administered by the Compensation Committee of our Board. The purpose of the Plan is to provide a benefit and retention incentive to eligible employees by providing them with the opportunity to purchase shares of our common stock at a discounted price. All of our and our subsidiaries’ employees are eligible to participate in the Plan, other than any employee who is employed for less than six months, works less than 20 hours per week, or is an officer who is also a “highly compensated employee” within the meaning of the Internal Revenue Code.
          Our Board reserved 640,000 shares of our common stock for issuance under the Plan, subject to adjustment if the outstanding shares of common stock changes due to any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or similar transaction. We may issue up to 64,000 shares under the Plan during any calendar year. The Plan will terminate on December 31, 2016 or, if earlier, when participants have purchased all of the shares reserved for issuance under the Plan.
          Eligible employees elect to participate in the Plan through regular payroll deductions, on an after-tax basis, of between 2% and 8% of total compensation. The annual maximum deduction per employee is $5,000. Each quarter, we offer shares to eligible employees under the Plan. At the end of each offering period, we use all the contributions in the participating employees’ respective accounts to purchase common stock at a price equal to 90% of the fair market value of the stock on the first day of the offering period or last day of the offering period, whichever is less. After each offering period the purchased shares are issued to the respective participating employees, who have all the rights and privileges of a shareholder with respect to such shares.
          We issued 53,680 and 0 shares of our common stock to participating employees for payroll deductions withheld during 2009 and 2010, respectively. While 558,867 shares remain available for issuance under the Plan, we suspended indefinitely the operation of, and employee participation in, the Plan on September 30, 2009.
401(k) Plan
          In 2002, our Board of Directors adopted the Magnetech 401(k) Plan for non-union employees, which is intended to be a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the terms of the Plan, eligible employees may elect to contribute up to 75% of their eligible compensation as salary deferral contributions to the Plan, subject to certain statutorily prescribed limits. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the Plan, provided that such eligible employees are anticipated to reach age 50 before the end of the applicable year and subject to certain statutorily prescribed limits.
          The Plan also permits, but does not require, that we make discretionary matching contributions. We made discretionary matching contributions to the Plan in 2008. Because the Plan is a tax-qualified plan, we can generally deduct contributions to the Plan when made, and such contributions are not taxable to participants until distributed from the Plan. Pursuant to the terms of the Plan, participants may direct the trustees to invest their accounts in selected investment options.
          We also have adopted a 401(k) plan for union employees.
Employment Agreements
          Michael P. Moore. On June 14, 2010, we entered into an employment agreement with Michael P. Moore, our new Chief Executive Officer and President, for an initial one-year term. Upon the expiration of the initial one-year term, the agreement will be automatically extended for successive one-year periods unless (i) at least three months written notice of termination or intent to renegotiate is given by either party prior to the end of the initial term or any anniversary date thereafter, or (ii) the agreement is earlier terminated due to Mr. Moore’s termination of employment, retirement, death, or disability.
          Under the agreement, Mr. Moore receives an annual base salary of $180,000. He is eligible to receive an annual incentive bonus of up to 40% of his base salary, payable once per year. The incentive bonus will be based on certain performance criteria set forth in the agreement. MISCOR also provides Mr. Moore with a car allowance of $750 per month and a company fuel card. Mr. Moore also received options to purchase 50,000 shares of MISCOR’s common stock granted under MISCOR’s 2005 Stock Option Plan, and 10,000 shares of restricted stock granted under MISCOR’s Restricted Stock Purchase Plan.
          Mr. Moore is entitled to receive the following severance benefits if his employment is terminated due to his death or disability, is terminated by MISCOR for Cause (as defined in the agreement), or is terminated by him without Good Reason (as defined in the agreement): his unpaid base salary through the date of termination (plus accrued vacation time), and MISCOR will continue to honor any vested obligations under MISCOR’s benefit plans applicable to him.
          If Mr. Moore’s employment is terminated by MISCOR without Cause or is terminated by him for Good Reason, then he will receive his unpaid base salary through the end of the month during which termination occurs (plus accrued vacation time), plus base salary for six months. MISCOR also will maintain for Mr. Moore, for six months, all employee benefit plans in which he was entitled to participate immediately prior to his termination, and MISCOR will pay up to $10,000 of outplacement services costs on behalf of Mr. Moore.
          Mr. Moore is bound by noncompetition and nonsolicitation provisions that restrict him from competing with or soliciting customers or employees of MISCOR or any of its subsidiaries or affiliated entities for up to a maximum of six months following the date of his termination of employment. The agreement also imposes confidentiality restrictions on Mr. Moore and requires the compulsory assignment to MISCOR of all intellectual property produced by him during the term of his agreement and for one year after his termination.
          Marc Valentin. Mr. Valentin was promoted to Chief Accounting Officer on January 4, 2011, effective January 1, 2011, under a letter agreement appointing him as Controller effective October 25, 2010. Under that agreement, he is paid $105,000/year and is eligible for a 20% bonus based on achievement of mutually agreed criteria. He participates in our benefit plans and is entitled to three weeks of paid vacation.
          John A. Martell. On September 30, 2005, we entered into an employment agreement with John A. Martell, our then Chief Executive Officer, President and Chairman of the Board. The agreement had an initial three-year term that will automatically renew for successive one-year periods unless either party, at least three months before the end of the initial term or any renewal term, requests termination or renegotiation of the agreement. The agreement automatically renewed for an additional one-year period ended December 31, 2010.
          The employment agreement with Mr. Martell provided for certain benefits to the executive if employment is terminated by us for cause, by the executive without good reason, or due to death or disability. In those events, we were obligated to pay the executive his base salary through the date of termination with credit for earned but unused vacation, and to honor any vested benefits under our existing benefit plan and any other agreements with the executive.

          If Mr. Martell’s employment had been terminated by us without cause, or by the executive for good reason, we were required to pay the executive, as severance pay, the following:
•	within two business days following termination, his base pay through the end of the month with credit for earned but unused vacation;

•	an amount equal to the following multiple of the executive’s base salary in installments over varying periods in accordance with our usual payroll periods:

Multiple of Base Salary	Period
1.9 (up to $180,000 per year)	3 years
•	an amount equal to the most recent annual profit sharing and/or incentive bonus received by the executive, prorated for the portion of the current year for which the named executive officer was employed, or, if greater, the amount which would be due under the profit sharing and/or incentive bonus plans applicable to the executive for the then current year calculated as of the effective date of termination, such amount to be reduced by any payment previously received during the current year as part of the profit sharing and/or incentive bonus plans. This payment was to be made in substantially equal installments in accordance with our usual payroll periods over the time period that the named executive officer receives base salary payments;

•	up to $10,000 for outplacement services by an outplacement firm; and

•	for one year and at our expense, we were required to maintain (or provide substantially similar) medical insurance and reimbursement plans and other programs or arrangements in which the executive was entitled to participate immediately prior to the date of termination.
          On February 3, 2010, Mr. Martell’s employment agreement was amended in connection with the sale of the Company’s CES business, to remove noncompetition restrictions and to permit the solicitation of certain employees to work for Ideal Consolidated, Inc., Martell Electric, LLC or their respective successor entities.
          Richard A. Tamborski. On August 20, 2008, we entered into an employment agreement with Richard A. Tamborski, our former Executive Vice President and Chief Operating Officer, that contained terms substantially similar to the terms of our employment agreement with Mr. Martell (except that with respect to severance pay, Mr. Tamborski would be entitled to two times his base salary payable over two years). On January 6, 2010, Mr. Tamborski’s employment agreement terminated in connection with his resignation from the Company.
          Michael D. Topa. We did not have an employment agreement with Michael D. Topa, our former Interim Chief Finanical Officer. Mr. Topa worked on a contract basis and during 2010 was paid at a rate of $4,000 per week.
Compensation of Directors
          We pay our non-employee directors an annual retainer of $4,000, plus $750 for each full board meeting and $500 for each committee meeting attended. If, however, a director attends the meeting by telephone rather than in person, the fees are reduced to $500 for a full board meeting and $300 for a committee meeting. In addition, our directors are eligible to receive stock option grants under our 2005 Stock Option Plan and offers to purchase restricted stock under our 2005 Restricted Stock Plan. We reimburse our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.
          Our director John A. Martell, former director Richard A. Tamborski, and current nominee Michael P. Moore were each employed by MISCOR as a named executive officer for a portion of 2010. In addition, our director Michael Topa was employed as our Interim Chief Financial Officer throughout 2010. While employees, Messrs. Martell, Tamborski and Topa were not eligible for any compensation for their services as directors, and, if elected, Mr. Moore will not be eligible for such compensation.

          The following table summarizes compensation awarded to our non-employee directors for 2010:
Director Compensation in 2010

	Fees Earned or	Option Awards
Name	Paid in Cash ($)[1]	($)[2]	Total ($)
William J. Schmuhl, Jr.	$20,500	—	$20,500

(1)	In 2010, we paid Mr. Schmuhl $17,000 for attending regular meetings of the Board of Directors, $500 for a meeting of the Compensation Committee, and $3,000 for meetings of the special committee formed to engage professional advisors and negotiate with John A. Martell, our former Chief Executive Officer and President and current Chairman of the Board, and his advisors for the sale of our Construction and Engineering Services business to Mr. Martell and his wife, which closed February 3, 2010.

(2)	No option awards were made under our 2005 Stock Option Plan during 2010 to Mr. Schmuhl. As of December 31, 2010, Mr. Schmuhl had 2,000 options outstanding under our 2005 Stock Option Plan, of which 500 were unvested and not exercisable.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file reports with the SEC regarding their ownership of, and transactions in, our common stock. Our directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of the reports we received, and on written representations from certain reporting persons, we believe that the Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were satisfied in a timely manner during 2010 except that Michael P. Moore did not file a Form 3 and related Form 4 until April 2011.
Transactions with Certain Related Persons
          Real Estate Leases. We lease several buildings from various entities owned by JAM Fox Investments, LLC. John A. Martell, our former Chief Executive Officer and President and current Chairman of the Board, owns JAM Fox Investments, LLC. Following is a summary of such leases in effect as of December 31, 2010.

Lessor	Location	Expiration Date	Monthly Rental
JAM Summer Properties LLC	Hammond, Indiana	August 3, 2011[1]	$9,371
JAM Bev Properties LLC	Boardman, Ohio	May 5, 2012	$4,851
JAM Walnut Properties LLC	South Bend, Indiana	April 5, 2012	$10,143

[1]	Option to extend expiration date to August 3, 2012 at same monthly rental.
          Effective January 1, 2007, we entered into a five-year lease agreement with a limited liability company owned by Mr. Martell’s adult children for a property in South Bend, Indiana to house the operations of our electrical contracting business. The annual rent under this lease is $89,000.
          We lease our Hagerstown, Maryland, facility from a partnership, one partner of which is an officer of our subsidiary HK Engine Components, LLC. The annual rent under this lease is approximately $150,000, and the lease expires in July 2011.
          We lease our Massillon, Ohio, facility from a limited liability company, one member of which is a corporation of which a former officer of our subsidiary, Magnetech Industrial Services, Inc., is a beneficial owner. The annual rent under this lease is approximately $540,000, and the lease expires in November 2017.
          Sale of Construction and Engineering Services Business to Mr. Martell. On February 3, 2010, we sold our Construction and Engineering Services business, consisting of Ideal Consolidated, Inc. and Martell Electric, LLC, to

John A. Martell and his wife. The purchase price for the business was $3.5 million, subject to a post-closing working capital adjustment. The purchase price was paid by a cash payment of $.75 million and by a $2.75 million reduction in the amount owed under a promissory note in the original principal amount of $3.0 million issued to Mr. Martell in 2003 by our subsidiary, Magnetech Industrial Services, Inc. (“Magnetech”), and discussed below. Our Board of Directors formed a special committee to engage professional advisors and negotiate the terms of the transaction with Mr. Martell and his advisors. The committee initially consisted of William J. Schmuhl, Jr., and Michael D. Topa later joined the committee after his appointment to the Board in January 2010.
          Promissory Note Issued to Mr. Martell. On December 31, 2003, Magnetech issued a promissory note to Mr. Martell in the original principal amount of $3.0 million. On September 12, 2005, MISCOR and Magnetech granted Mr. Martell an option to convert the obligations owed to him under the promissory note into our common stock at a fixed conversion price of $2.50 per share.
          The promissory note bore interest at an annual rate of 1% below the prime rate as published by The Wall Street Journal, and was payable monthly. On April 14, 2009, the promissory note was amended to suspend monthly principal and interest payments until February 1, 2010, to change the interest rate to the greater of 5% or the prime rate plus 1%, and to extend the maturity date one year, to December 31, 2014.
          As discussed above, on February 3, 2010, we sold our Construction and Engineering Services business to Mr. Martell and his wife. As partial consideration for the purchase, Mr. Martell agreed to a $2.75 million reduction in the amount owed to him under the promissory note. The conversion option also was terminated. The total amount owed on the promissory note after giving effect to the reduction was $0.4 million subject to a post-closing working capital adjustment to the purchase price which could be paid in cash or by increasing the outstanding principal amount of the promissory note. The promissory note also was amended to change the interest rate to the greater of 6% or the prime rate plus 2%, to provide for monthly principal payments of $5,000 beginning April 1, 2010, subject to the consent of MISCOR’s senior secured lender, and to shorten the maturity date to February 28, 2012. The amount of interest paid to Mr. Martell on the promissory note during 2010 was $93,378. The obligations under the note are secured by liens in the assets of MISCOR and Magnetech. The liens are subordinated to existing liens granted in favor of Wells Fargo, BDewees, Inc. and Xgen 3, Ltd.
          The sale agreement set forth a target working capital range of $2.9 million -$3.2 million at closing. Immediately post-closing, the actual combined working capital for Martell Electric/Ideal was approximately $1.23 million. During the first half of 2010, the Company recorded working capital adjustments of $(1.7 million), choosing to satisfy the working capital adjustment by increasing the outstanding principal amount of the promissory note. These adjustments brought the final sale price to $1.8 million, comprised of $.5 million for Ideal and $1.3 million for Martell Electric, with the final sale proceeds consisting of a cash payment of $.75 million and a net reduction of $1.1 million in amounts owed under the promissory note. During the nine months ended October 3, 2010, the Company recognized a pretax gain on sale of $.1 million from the sale of its CES business.
          Mr. Martell disputes the size of the working capital adjustment, and has requested that the disinterested directors of the Company negotiate to satisfy the working capital adjustment other than through an increase in the outstanding principal balance of the promissory note. A letter from Mr. Martell to the Company, dated September 3, 2010, purports to accelerate payment of the amount due under the promissory note. The subordination agreement prohibits payments without Wells Fargo’s prior written consent, which has not been obtained.
          Policies for Transactions with Related Persons. Transactions and relationships that involve directors, officers or other related persons and that constitute a conflict with our interests are prohibited. The Board of Directors must approve any exceptions to this policy. Any transaction between us and a related person must be made or entered into on terms that are no less favorable to us than those that we can obtain from unaffiliated third parties. In addition, all material affiliated transactions and loans and any forgiveness of loans must be approved by a majority of those directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or to independent legal counsel.
          In connection with related party transactions, the Board or a committee of the Board may engage independent consultants to provide opinions regarding fair market value or fairness of the transaction to MISCOR. For example, the special committee of the Board formed to negotiate the sale of our Construction and

Engineering Services business to Mr. Martell and his wife engaged an investment banking firm to provide an opinion as to the fairness, from a financial point of view, of the consideration received by MISCOR in the transaction. Except as otherwise noted, the transactions described above were approved by a majority of those directors who do not have an interest in the described transactions.
Board of Directors Report on Audit Matters
          Our entire Board of Directors performs the functions typically performed by an audit committee. In such capacity, we have reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2010 with management. We have also discussed with the independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with the independent auditors the independent auditors’ independence.
          Based upon the reviews and discussions described above, we have determined to include the audited consolidated financial statements of MISCOR for the fiscal year ended December 31, 2010 in MISCOR’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010.
SUBMITTED BY THE BOARD OF DIRECTORS
John A. Martell, Chairman
William J. Schmuhl, Jr.
Michael D. Topa
Independent Registered Public Accounting Firm
Accountants
          Our Board of Directors has determined to retain BDO USA, LLP (“BDO) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011.
          On December 4, 2009, we engaged BDO USA, LLP to be our appointed independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2009. As a result of the engagement of BDO, we dismissed our then current independent registered public accounting firm, Asher & Company, Ltd (“Asher”).
          Asher’s reports on our consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our fiscal years ended December 31, 2008 and 2007 and through December 4, 2009, there were no disagreements with Asher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Asher, would have caused them to make reference thereto in their reports on our consolidated financial statements for such years. In connection with the audits of our fiscal years ended December 31, 2008 and 2007 and through December 4, 2009, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.
          We previously reported the engagement of BDO and related dismissal of Asher on a Current Report on Form 8-K filed on December 10, 2009. As stated in that Current Report, we provided Asher with a copy of statements that are substantially the same as the statements made in the two preceding paragraphs and requested Asher to furnish us with a letter addressed to the SEC stating whether or not it agrees with the such statements. A copy of such letter, dated December 10, 2009, is filed as Exhibit 16.1 to the Current Report.
          At the direction of the Board of Directors, in early 2009 our management interviewed several independent registered public accounting firms for the purpose of making a recommendation to the Board of Directors regarding the independent registered public accounting firm to engage for the audit of our financial statements for the year ending December 31, 2009. Management identified BDO as a finalist for the engagement. On December 1, 2009, the Board of Directors authorized management to engage BDO as our independent registered public accounting firm to audit our Company’s consolidated financial statements for the year ending December 31, 2009 and, as stated above, we engaged BDO on December 4, 2009.
          During our fiscal years ended December 31, 2008 and 2007 and the interim period from January 1, 2009 to the December 4, 2009 engagement of BDO, neither we nor any one acting on our behalf consulted with BDO regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Fees
          The following is a description of fees billed to us by BDO during the last two fiscal years.
          Audit Fees. Audit fees include fees for the annual audit of our consolidated financial statements in 2010 and 2009, review of interim financial statements included in our quarterly reports on Form 10-Q during 2010 and 2009, review of registration statements filed with the SEC in 2010 and 2009, and the issuance of consents. BDO billed us aggregate audit fees of $100,000 for the year ended December 31, 2009 and $164,000 for the year ended December 31, 2010.
          Audit-Related Fees. BDO did not bill us for any audit related services for the years ended December 31, 2010 and 2009.
          Tax Fees. BDO did not bill us for any tax services for the years ended December 31, 2010 and 2009.
          All Other Fees. BDO did not bill us for any other fees for the years ended December 31, 2010 and 2009.
Pre-Approval Policies and Procedures
          Our Board of Directors approves in advance all audit, audit-related, tax and other services performed by our independent registered public accounting firm.
Other Business
          Except as set forth in this proxy statement, our management has no knowledge of any other business to come before the 2011 Annual Meeting of Shareholders. If, however, any other matters of which management is now unaware properly come before the meeting, the individuals named as proxies on the proxy are granted authority in the proxy to vote on those matters in their discretion.
Delivery of Proxy Statement
          We will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the meeting. We will reimburse brokers and other nominees for costs they incur in mailing proxy materials to beneficial owners in accordance with applicable rules. We do not expect any directors, officers or employees to solicit proxies by telephone, electronically or by other means of communication. If our directors, officers or employees were to solicit proxies, they would receive no additional compensation for their services.
          Multiple MISCOR shareholders who share an address may receive only one copy of this proxy statement and our 2010 Annual Report to Shareholders from us or their broker, bank or other nominee, unless contrary instructions are received. We will promptly deliver a separate copy of this proxy statement and 2010 Annual Report to Shareholders to any shareholder who resides at a shared address, to which a single copy of the documents was delivered, if the shareholder makes a request to our Secretary, MISCOR Group, Ltd., 800 Nave Rd., SE, Massillon, Ohio 44646. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and 2010 Annual Report to Shareholders and who wish to receive a single copy of each at the same address in the future will need to contact their broker, bank or other nominee.

Shareholder Proposals and Director Nominations for 2011 Meeting
          We did not receive within the required time periods for submission any shareholder proposals or shareholder nominations for director candidates for presentation at the 2011 Annual Meeting of Shareholders.
Shareholder Proposals for 2012 Meeting
          If you are a shareholder and wish to have a proposal presented at our 2012 Annual Meeting of Shareholders and included in the proxy statement and form of proxy relating to that meeting, you must submit the proposal in writing to us at least 120 days before April 22, 2012 (which is December 20, 2011), and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934.
          If you are a shareholder and wish to have a proposal presented at our 2012 Annual Meeting of Shareholders, but not included in the related proxy statement and form of proxy, you must submit the proposal in writing at least 120 days before the meeting date. If we give notice of or publicly disclose the meeting date less than 130 days before the meeting, a shareholder proposal will be considered timely if we receive written notice of the proposal no later than 10 days after we mailed notice of or publicly disclosed the meeting date. If we hold the meeting on the date described in our By-Laws (the first Tuesday in May), it will be deemed to have been publicly disclosed. If we receive notice of a shareholder proposal after the date described above, the proxy for the 2012 Annual Meeting of Shareholders will give the individuals designated as proxies therein the discretionary authority to vote as they deem appropriate, even though there is no discussion of the proposal in our proxy statement for that annual meeting.
          Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning shareholder proposals. The notice of a proposal must also contain the following items:
•	the shareholder’s name, record address, and beneficial ownership of shares of our common stock;

•	a brief description of the proposal and the reasons for presenting the proposal at the meeting; and

•	any material interest of the shareholder in the proposal.
          Shareholder proposals should be sent to the attention of our Secretary, MISCOR Group, Ltd., 800 Nave Rd., SE, Massillon, Ohio 44646.
Director Nominations by Shareholders for 2012 Meeting
          Shareholders may nominate persons for election as directors at our 2012 Annual Meeting of Shareholders if they follow the procedures in our By-Laws. Pursuant to Section 12 of Article III of our By-Laws, a shareholder entitled to vote for the election of directors may nominate persons for the election of directors by submitting a notice in writing at least 120 days before the meeting date. If we give notice of or publicly disclose the meeting date less than 130 days before the meeting, a shareholder proposal will be considered timely if we receive written notice of the proposal no later than 10 days after we mailed notice of or publicly disclosed the meeting date. If we hold the meeting on the date described in our By-Laws (the first Tuesday in May), it will be deemed to have been publicly disclosed.
          Pursuant to our By-Laws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of MISCOR must contain the following items:
•	the shareholder’s name, record address, and beneficial ownership of shares of our common stock;

•	the name of each person to be nominated;

•	the name, age, business address, residential address, and principal occupation or employment of each nominee;

•	each nominee’s signed consent to serve as a director of MISCOR, if elected;

•	the number of shares of our common stock beneficially owned by each nominee;

•	a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made; and

•	any other information concerning the nominee that would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.
          Shareholder nominations for director candidates should be sent to the attention of our Secretary, MISCOR Group, Ltd., 800 Nave Rd., SE, Massillon, Ohio 44646. We will furnish a copy of the provisions of our By-Laws specifying the nomination requirements to any shareholder upon written request to our Secretary at the same address.
Incorporation by Reference
          The section in this proxy statement entitled “Board of Directors Report on Audit Matters” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the section into another filing by reference.

MISCOR GROUP, LTD. C/O REGISTRAR AND TRANSFER COMPANY 10 COMMERCE DRIVE CRANFORD, NJ 07016
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) on the line below.

	• The Board of Directors recommends that you vote FOR the following:	☐	☐

1.	Election of Directors
Nominees

01	Michael D. Topa
02	Michael P. Moore
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MISCOR GROUP, LTD.
FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2011
The undersigned appoints John A. Martell and William J. Schmuhl, Jr., and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of common stock of MISCOR Group, Ltd. (“MISCOR”) which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of MISCOR to be held at the offices of MISCOR, 800 Nave Rd., SE, Massillon, Ohio 44646, on Wednesday, May 11, 2011, at 11:00 a.m. local time, or at any adjournment thereof. This proxy may be revoked at any time by delivering to MISCOR’s Secretary a written notice of revocation or a proxy with a later date, or by voting in person at the Annual Meeting.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the proposal stated. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.